As filed with the Securities and Exchange Commission on March 4, 2021.

Registration No. 333-227717

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CELLECTIS S.A.

(Exact name of registrant as specified in its charter)

France	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Cellectis S.A.

8, rue de la Croix Jarry

75013 Paris, France

+33 1 81 69 16 00

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2018 Stock Option Plan

BSA Plan

Second Free Share 2018 Plan

(Full title of the plans)

Cellectis, Inc.

430 East 29th Street

New York, New York 10016

(347) 908-5980

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter E. Devlin	Renaud Bonnet	Marie-Bleuenn Terrier
Jones Day	Jones Day	General Counsel
250 Vesey Street	2, rue Saint-Florentin	Cellectis S.A.
New York, NY 10281	75001 Paris, France	8, rue de la Croix Jarry
(212) 326-3939	+33 1 5659-3939	75013 Paris, France
+33 1 81 69 16 00

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Cellectis S.A. (the “Company”) hereby amends its Registration Statement on Form S-8 (Registration No. 333-227717) (the “Registration Statement”) by filing this Post-Effective Amendment No. 1 to such Registration Statement (the “Post-Effective Amendment”) to reflect that 400,000 of the Company’s ordinary shares, €0.05 nominal value per share (“Ordinary Shares”) that are covered by the Registration Statement (the “Rollover Shares”) are no longer issuable pursuant to the Company’s BSA Plan. The Rollover Shares have instead become authorized for issuance under the Company’s Second Free Share 2018 Plan. No additional securities are being registered by this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Cellectis S.A. (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2020, filed with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the ”Exchange Act”) on March 4, 2021 (File No. 001-36891), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b) The description of the Registrant’s Ordinary Shares and American Depositary Shares contained in the Registrant’s Registration Statement on Form 8-A filed on March 23, 2015 (File No. 001-36891) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents; provided, however, that documents or information deemed to have been furnished (except for documents or information deemed to have been specifically incorporated by reference as discussed in (b) above) and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under French law, provisions of By-laws that limit the liability of directors and officers are prohibited. However, French law allows sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Criminal liability cannot be indemnified under French law, whether directly by a company or through liability insurance.

We maintain customary liability insurance coverage for our directors and executive officers, including insurance against liability under the Securities Act, and we may enter into agreements in the future with our directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under French law, these agreements would provide for indemnification for damages and expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity.

These indemnification arrangements may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duty. These arrangements also may have the effect of reducing the likelihood of derivative litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification arrangements.

Certain of our non-employee directors may, through their relationships with their employers or partnerships, be insured against certain liabilities in their capacity as members of our board of directors.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

See the Exhibit Index on the page immediately preceding the signature page for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9.	UNDERTAKINGS

1.	The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1*	By-laws (statuts) of the registrant (English translation)

5.1	Opinion of Jones Day

23.1	Consent of Ernst & Young et Autres

23.2	Consent of Jones Day (included in Exhibit 5.1)

24.1	Power of Attorney of Jean-Pierre Garnier (included on signature page to this Post-Effective Amendment)

24.2*	Power of Attorney

99.1*	2018 Stock Option Plan

99.2*	Summary of BSA Terms and Conditions

99.3	Second Free Share 2018 Plan (as amended)

*

Previously filed as an exhibit to the Registration Statement on Form S-8 (File No. 333-227717), filed with the Securities and Exchange Commission on October 5, 2018, and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France on March 4, 2021.

CELLECTIS S.A.

By:	/s/ André Choulika
André Choulika
Chief Executive Officer

POWER OF ATTORNEY

I, the undersigned director, hereby constitute and appoint Dr. André Choulika and Marie-Bleuenn Terrier, and each of them singly, my true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for me and in my names in the capacity indicated below the post-effective amendment to the registration statement on Form S-8 filed herewith, and any and all subsequent post-effective amendments to said registration statement, under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of Cellectis S.A., and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 4, 2021.

Signature	Title

/s/ Jean-Pierre Garnier Jean-Pierre Garnier	Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 4, 2021.

Signature	Title

/s/ André Choulika André Choulika	Chief Executive Officer, Director and Co-Founder (Principal Executive Officer)

* Eric Dutang	Chief Financial Officer (Principal Financial and Accounting Officer)

* David Sourdive	Director, Executive Vice President Technical Operations and Co-Founder

* Laurent Arthaud	Director

* Pierre Bastid	Director

* Rainer Boehm	Director

* Alain Godard	Director

* Hervé Hoppenot	Director

* Annick Schwebig	Director

Cellectis, Inc., Authorized Representative in the United States

By:	/s/ André Choulika
André Choulika
President

*By:	/s/ Marie-Bleuenn Terrier	Attorney-in-Fact
Marie-Bleuenn Terrier